Exhibit 99.1

ETHZilla Corporation Announces 1-For-10 Reverse Stock Split

PALM BEACH, Fla., Oct. 15, 2025 -- ETHZilla Corporation (NASDAQ: ETHZ) (“ETHZilla” or the “Company”), a leading technology company connecting traditional finance with decentralized finance, today announced that it will conduct a reverse stock split of its outstanding shares of common stock at a ratio of 1-for-10 (the “Reverse Stock Split”). The Reverse Stock Split is expected to become effective on Oct. 20, 2025 at 12:01 a.m. EDT (the “Effective Time”), with shares expected to begin trading on the Nasdaq Capital Market on a split-adjusted basis at market open on Oct. 20, 2025. As a result of the Reverse Stock Split, every 10 shares of the Company’s common stock issued and outstanding as of the Effective Time will be converted into one share of the Company’s common stock. No change will be made to the trading symbol for the Company’s shares of common stock or public warrants, “ETHZ” and “ETHZW”, respectively, in connection with the reverse split.

As part of ETHZilla’s effort to significantly expand its engagement with the institutional investor community, the Reverse Stock Split is intended to provide these investors and large financial institutions with access to collateral and margin availability associated with stock prices greater than $10.00. Many large mutual funds have minimum stock price threshold limitations regardless of market cap or enterprise value. The Reverse Stock Split is not related to any exchange listing requirements. Management believes that this transaction supports the Company’s long-term capital markets strategy. The Reverse Stock Split was approved by the Company’s stockholders at the Company’s Special Meeting of Stockholders held on July 24, 2025 (the “Annual Meeting”) to be effected at the Board’s discretion within certain approved parameters. Following the Annual Meeting, the final ratio was approved by the Company’s Board.

The Reverse Stock Split will reduce the number of shares of the Company’s outstanding common stock from approximately 160 million shares (as of the date of this press release) to approximately 16 million shares, subject to potential changes in the number of outstanding shares through the effective date of the Reverse Stock Split.

The Reverse Stock Split will affect all issued and outstanding shares of common stock. All outstanding options, warrants, and other securities entitling their holders to purchase or otherwise receive shares of common stock will be adjusted as a result of the reverse split, as required by the terms of each security. The number of shares available to be awarded under the Company’s equity incentive plans will also be appropriately adjusted. Following the reverse split, the par value of the Common Stock will remain unchanged at $0.0001 par value per share. The reverse split will not change the authorized number of shares of common stock or preferred stock. No fractional shares will be issued in connection with the reverse split, and stockholders who would otherwise be entitled to receive a fractional share will instead receive cash in lieu of such fractional share, based upon the closing sale price of the common stock on the trading day immediately prior to the Effective Time as reported on the Nasdaq Capital Market.

Additional information regarding the reverse stock split is available in the Company’s definitive proxy statement originally filed with the U.S. Securities and Exchange Commission (SEC) on July 7, 2025 and a Current Report on Form 8-K which the Company has filed today with the SEC.

About ETHZilla

ETHZilla Corporation is a technology company in the decentralized finance (DeFi) industry. ETHZilla seeks to connect financial institutions, businesses and organizations worldwide by enabling secure, accessible blockchain transactions through Ethereum Network protocol implementations. It generates recurring revenues through various DeFi protocols that improve Ethereum network integrity and security. ETHZilla believes it has the unique capability to bring traditional assets on-chain via tokenization. Through its proprietary protocol implementations, ETHZilla facilitates DeFi transactions and asset digitization across multiple Layer 2 Ethereum networks. ETHZilla is working to offer tokenization solutions, DeFi protocol integration, blockchain analytics, traditional-to-digital asset conversion gateways, and other decentralized finance services.

Media and Investor Contact:
John Kristoff

SVP, Corporate Communications and IR
IR@ethzilla.com